Exhibit 99

1201 S. Second Street

Milwaukee, WI 53204

USA

Fax: 414.382.5560

News Release

Contact	John Bernaden Media Relations Rockwell Automation 414.382.2555	Rondi Rohr-Dralle Investor Relations Rockwell Automation 414.382.8510

Rockwell Automation Reports Third Quarter Results

•	Revenue growth of 15 percent

•	Diluted EPS of $1.03

•	Company expects fiscal 2008 diluted EPS of $4.00 - $4.10

MILWAUKEE (July 22, 2008) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2008 third quarter revenue of $1,475.0 million, up 15 percent compared to $1,280.6 million in 2007. Foreign currency translation contributed 5 percentage points and acquisitions contributed 4 percentage points to the growth rate. Fiscal 2008 third quarter income from continuing operations was $152.6 million ($1.03 per share) compared to $167.5 million ($1.07 per share) in 2007. Segment operating earnings were $258.3 million, down 2 percent compared to $262.3 million in 2007. Third quarter 2008 free cash flow from continuing operations was $151.2 million. Return on invested capital expanded 0.8 percentage points to 24.5 percent.

Free cash flow, organic growth and return on invested capital are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information”.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “We delivered solid top line results despite slower than expected growth in Europe and the U.S. Revenue growth was particularly strong in Asia-Pacific, Latin America and our solutions businesses, demonstrating strength in the on-going diversification of our revenue base. Operating margins and EPS grew sequentially but came in lower than 2007, largely driven by continued slower growth in our higher margin product businesses. Given the current environment, we are proactively implementing the appropriate actions to control costs.”

Outlook

Commenting on the outlook, Nosbusch added, “For the remainder of the fiscal year we expect to see continued strength in Asia-Pacific and Latin America as well as in resource-based industries. However, macro-economic conditions in Europe and the U.S. are weakening. We have begun to see a change in buying behavior by some of our customers in consumer related industries, including project delays and curtailed capital spending. In the current environment, we expect fiscal 2008 EPS to be $4.00 - $4.10.

We continue to monitor market conditions with a view toward rebalancing spending, as well as positioning ourselves to address a potential contraction, should it materialize. We remain committed to executing our growth and performance strategy, including continued investment in core technologies and the globalization of our business.”

Following is a discussion of third quarter results for each of the segments.

Architecture & Software

Architecture & Software third quarter sales were $625.7 million, an increase of 7 percent compared to $582.5 million in the third quarter of 2007. Acquisitions added 1 percentage point and foreign currency translation added 5 percentage points to the growth rate. Segment operating earnings were $154.7 million compared to $164.7 million in the third quarter of 2007. Architecture & Software segment operating margin was 24.7 percent in the third quarter of 2008 compared to 28.3 percent in 2007.

Control Products & Solutions

Control Products & Solutions third quarter sales were $849.3 million, an increase of 22 percent compared to sales of $698.1 million in the third quarter of 2007. Acquisitions added 6 percentage points and foreign currency translation added 5 percentage points to the growth rate. Segment operating earnings were $103.6 million compared to $97.6 million in the third quarter of 2007. Control Products & Solutions segment operating margin was 12.2 percent in the third quarter of 2008 compared to 14.0 percent in 2007.

General Corporate – Net

Third quarter general corporate net expense was $21.9 million compared to $17.6 million in the third quarter of 2007. The third quarter of 2007 benefited from $5.0 million of interest income earned on proceeds of the Power Systems sale.

Income Taxes

The effective tax rate for the third quarter of 2008 was 28.5 percent compared to 26.2 percent in 2007. The tax rate in the third quarter of 2007 was lower due primarily to the resolution of certain federal and state income tax matters. For 2008, the Company expects the full year tax rate to be in a range of 28 to 29 percent.

Share Repurchase

During the quarter, the Company repurchased 1.2 million shares at a cost of $57.4 million. The Company had $774.6 million available at June 30, 2008 under its existing $1.0 billion share repurchase authorization.

Conference Call

A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on July 22. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “expect”, “project”, “plan”, “anticipate”, “will”, “intend” and other similar expressions may identify forward- looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•

economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, policies of foreign governments and other external factors we cannot control, and U.S. and local laws affecting our activities abroad and compliance therewith;

•	successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures;

•	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	the uncertainties of litigation;

•	disruption of our North American distribution channel;

•	the availability and price of components and materials;

•	successful execution of our cost productivity and globalization initiatives;

•	our ability to execute strategic actions, including acquisitions and integration of acquired businesses; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help manufacturers achieve a competitive advantage for their businesses. The company brings together leading global brands in industrial automation that include Allen-Bradley® controls and services and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 20,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.

SALES AND EARNINGS INFORMATION

(in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Sales
Architecture & Software	$625.7	$582.5	$1,802.6	$1,651.8
Control Products & Solutions	849.3	698.1	2,410.9	1,981.6

Total sales	$1,475.0	$1,280.6	$4,213.5	$3,633.4

Segment Operating Earnings
Architecture & Software	$154.7	$164.7	$443.1	$442.4
Control Products & Solutions	103.6	97.6	313.0	267.1

Total segment operating earnings	258.3	262.3	756.1	709.5

Purchase accounting depreciation and amortization	(6.3)	(3.8)	(19.1)	(9.5)
General corporate - net	(21.9)	(17.6)	(52.7)	(50.6)
Special charges (1)	—	—	—	(43.5)
Interest expense	(16.6)	(13.8)	(52.1)	(48.5)

Income from continuing operations before income taxes	213.5	227.1	632.2	557.4
Income tax provision	(60.9)	(59.6)	(180.2)	(151.9)

Income from continuing operations	152.6	167.5	452.0	405.5
Income from discontinued operations	—	(3.3)	—	917.1

Net income	$152.6	$164.2	$452.0	$1,322.6

Diluted Earnings Per Share
Continuing operations	$1.03	$1.07	$3.03	$2.47
Discontinued operations	—	(0.02)	—	5.60

Net Income	$1.03	$1.05	$3.03	$8.07

Average Diluted Shares	148.1	156.5	149.3	163.9

(1)	In the second quarter of 2007, the Company recorded charges of $43.5 million ($27.7 million after tax, or $0.17 per diluted share) related to various restructuring actions designed to execute on its cost productivity initiatives and to advance its globalization strategy. Actions include workforce reductions, realignment of administrative functions, and rationalization and consolidation of global operations.

ROCKWELL AUTOMATION, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007 (1)
Sales	$1,475.0	$1,280.6	$4,213.5	$3,633.4
Cost of sales	(869.4)	(729.5)	(2,461.1)	(2,110.2)

Gross profit	605.6	551.1	1,752.4	1,523.2

Selling, general and administrative expenses	(377.6)	(319.7)	(1,084.5)	(938.4)
Other income	2.1	9.5	16.4	21.1
Interest expense	(16.6)	(13.8)	(52.1)	(48.5)

Income from continuing operations before income taxes	213.5	227.1	632.2	557.4
Income tax provision	(60.9)	(59.6)	(180.2)	(151.9)

Income from continuing operations	152.6	167.5	452.0	405.5

(Loss) income from discontinued operations
Income from discontinued operating activities of Power Systems	—	—	—	42.3
Gain on sale of Power Systems	—	(0.7)	—	866.5
Other	—	(2.6)	—	8.3

(Loss) income from discontinued operations	—	(3.3)	—	917.1

Net income	$152.6	$164.2	$452.0	$1,322.6

(1)	In the second quarter of 2007, the Company recorded special charges of $21.8 million in Cost of sales and $21.7 million in Selling, general, and administrative expenses.

ROCKWELL AUTOMATION, INC.

CONDENSED BALANCE SHEET INFORMATION

(in millions)

	June 30, 2008	September 30, 2007
Assets
Cash and cash equivalents	$805.9	$624.2
Receivables	990.3	927.7
Inventories	602.2	504.7
Property, net	535.6	510.3
Goodwill and intangibles	1,209.8	1,101.9
Other assets	967.5	877.0

Total	$5,111.3	$4,545.8

Liabilities and Shareowners’ Equity
Short-term debt	$334.1	$521.4
Accounts payable	490.7	498.5
Long-term debt	904.2	405.7
Other liabilities	1,485.7	1,377.4
Shareowners’ equity	1,896.6	1,742.8

Total	$5,111.3	$4,545.8

ROCKWELL AUTOMATION, INC.

CONDENSED CASH FLOW INFORMATION

(in millions)

	Nine Months Ended June 30,
	2008	2007
Continuing Operations:

Operating Activities:
Income from continuing operations	$452.0	$405.5
Depreciation and amortization	100.9	86.1
Retirement benefits expense	33.5	44.7
Pension trust contributions	(31.6)	(26.0)
Receivables/inventories/payables	(150.0)	(133.1)
Other	(52.5)	(113.0)

Cash provided by operating activities	352.3	264.2

Investing Activities:
Capital expenditures	(102.8)	(82.1)
Acquisition of businesses, net of cash acquired	(112.4)	(44.6)
Proceeds from sale of property, securities and business	43.2	1,744.6
Other investing activities	(2.9)	(3.2)

Cash (used for) provided by investing activities	(174.9)	1,614.7

Financing Activities:
Net issuance (repayment) of debt	303.1	(170.0)
Cash dividends	(128.4)	(140.8)
Purchases of treasury stock	(226.9)	(1,263.8)
Proceeds from the exercise of stock options	12.2	51.8
Excess income tax benefit from the exercise of stock options	3.9	21.4
Other financing activities	(0.3)	(0.4)

Cash used for financing activities	(36.4)	(1,501.8)

Effect of exchange rate changes on cash	46.8	18.3

Cash provided by continuing operations	187.8	395.4
Discontinued Operations:
Cash used for discontinued operations	(6.1)	(9.2)

Increase in cash and cash equivalents	$181.7	$386.2

ROCKWELL AUTOMATION, INC.

OTHER SUPPLEMENTAL INFORMATION

(in millions)

Free Cash Flow

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under SFAS 123(R), which requires that we report the excess income tax benefit from the exercise of stock options as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.

In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.

Our definition of free cash flow excludes the operating cash flows and capital expenditures related to our discontinued operations. Operating, investing and financing cash flows of our discontinued operations are presented separately in our statement of cash flows. Cash flows from the operating activities of our discontinued operations are reported in our statement of cash flows net of their separately calculated income tax effects. U.S. federal and state income taxes paid as a result of the gain on sale of our former Power Systems operating segment have been classified within continuing operations consistent with the cash proceeds. These taxes paid in the third and fourth quarters of fiscal 2007 and the second and third quarters of fiscal 2008 have been excluded from free cash flow to present free cash flow that is representative of the performance of our continuing businesses.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007	March 31, 2008	June 30, 2008
Cash provided by continuing operating activities	98.2	108.2	57.8	180.7	101.5	58.6	192.2
Capital expenditures of continuing operations	(29.2)	(24.0)	(28.9)	(48.9)	(26.3)	(33.5)	(43.0)
Tax payments related to the gain on divestiture of Power Systems	—	—	142.2	47.8	—	6.1	1.6
Excess income tax benefit from the exercise of stock options	4.7	4.3	12.4	5.7	2.9	0.6	0.4

Free cash flow	$73.7	$88.5	$183.5	$185.3	$78.1	$31.8	$151.2

Organic Sales

Our press release contains information regarding organic sales, which we define as sales excluding the effects of changes in currency exchange rates and acquisitions. Management believes this non-GAAP measure provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency exchange rates or acquisitions. Management uses organic sales as one measure to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect in the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.

The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2008 compared to sales for the three and nine months ended June 30, 2007:

	Three Months Ended June 30,
	2008					2007
	Sales	Effect of Changes in Currency	Sales Excluding Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$731.7	$(1.5)	$730.2	$(13.3)	$716.9	$691.5
Canada	104.5	(8.7)	95.8	(1.0)	94.8	87.9
Europe, Middle East, Africa	338.4	(40.1)	298.3	(28.1)	270.2	264.7
Asia-Pacific	189.5	(8.0)	181.5	(4.4)	177.1	151.3
Latin America	110.9	(9.9)	101.0	-	101.0	85.2

Total	$1,475.0	$(68.2)	$1,406.8	$(46.8)	$1,360.0	$1,280.6

	Nine Months Ended June 30,
	2008					2007
	Sales	Effect of Changes in Currency	Sales Excluding Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$2,120.1	$(7.6)	$2,112.5	$(38.9)	$2,073.6	$1,977.1
Canada	296.6	(35.0)	261.6	(2.9)	258.7	244.7
Europe, Middle East, Africa	980.8	(106.3)	874.5	(84.8)	789.7	762.0
Asia-Pacific	518.4	(30.5)	487.9	(9.4)	478.5	420.7
Latin America	297.6	(24.3)	273.3	-	273.3	228.9

Total	$4,213.5	$(203.7)	$4,009.8	$(136.0)	$3,873.8	$3,633.4

The following is a reconciliation of reported sales to organic sales for our reporting segments for the three and nine months ended June 30, 2008 compared to sales for the three and nine months ended June 30, 2007:

	Three Months Ended June 30,
	2008					2007
	Sales	Effect of Changes in Currency	Sales Excluding Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$625.7	$(30.3)	$595.4	$(8.8)	$586.6	$582.5
Control Products & Solutions	849.3	(37.9)	811.4	(38.0)	773.4	698.1

Total	$1,475.0	$(68.2)	$1,406.8	$(46.8)	$1,360.0	$1,280.6

	Nine Months Ended June 30,
	2008					2007
	Sales	Effect of Changes in Currency	Sales Excluding Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$1,802.6	$(91.0)	$1,711.6	$(20.1)	$1,691.5	$1,651.8
Control Products & Solutions	2,410.9	(112.7)	2,298.2	(115.9)	2,182.3	1,981.6

Total	$4,213.5	$(203.7)	$4,009.8	$(136.0)	$3,873.8	$3,633.4

ROCKWELL AUTOMATION, INC.

OTHER SUPPLEMENTAL INFORMATION

(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations. Management uses ROIC as one measure to monitor and evaluate the performance of the company. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change and income from Power Systems discontinued operating activities, before non-operating gains or losses, special charges, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the effective tax rate for the period.

ROIC is calculated as follows:

	Twelve Months Ended June 30,
	2008	2007
(a) Return
Income from continuing operations before cumulative effect of accounting change	$615.8	$562.3
Income from Power Systems discontinued operating activities	—	68.8
Interest expense (1)	67.0	65.0
Income tax provision (1)	247.6	242.0
Purchase accounting depreciation and amortization (1)	26.0	12.7
Special charges	—	43.5
Gain on sale of investment	—	(19.9)

Return	956.4	974.4

(b) Average Invested Capital
Short-term debt	384.3	330.1
Long-term debt	705.4	612.1
Shareowners’ equity	1,853.8	1,938.6
Impairments of goodwill and intangibles	—	64.8
Accumulated amortization of goodwill and intangibles	609.3	650.5
Cash and cash equivalents	(770.4)	(621.7)

Average invested capital	2,782.4	2,974.4

(c) Effective Tax Rate
Income tax provision (1)	247.6	242.0

Income from continuing operations and discontinued operating activities before income taxes and cumulative effect of accounting change	$863.4	$873.1

Effective tax rate	28.7%	27.7%

(a) / (b) * (1-c) Return On Invested Capital	24.5%	23.7%

(1)	Includes amounts related to both continuing and discontinued operations.